Exhibit 99.1
News Release

COMPANY CONTACT	MEDIA CONTACT
Doug Baker	Michael L. Warden
Chief Financial Officer	512.736.9296
Nano-Proprietary, Inc.	michael@wardenPR.com
248.391.0612
dbaker@ameritech.net

NANO-PROPRIETARY, INC. ANNOUNCES CHANGES TO MANAGEMENT TEAM AND BOARD OF DIRECTORS

Austin, TX - December 4, 2006 - Nano-Proprietary, Inc. (OTC BB: NNPP), today announced that Thomas F. Bijou has replaced R.D. (Dan) Burck as a Board Member and as Chief Executive Officer of the Company, effective December 1, 2006. In addition, Bradford S. Lamb was added to the Company’s Board of Directors.

Mr. Bijou began his career at General Electric Company, working in the plastics division and at GE Information Services Company. He left GE in 1982 to form Tigon Corporation with several associates. Tigon was a voicemail outsourcing company that was sold to Ameritech in 1988 at a substantial return and he remained with the Company until 1991. In 1992 Mr. Bijou became CEO of Advanced Telemarketing Corporation (“ATC”), a subsidiary of publicly traded NRP, Inc. By 1996, ATC was the only subsidiary of NRP. During Mr. Bijou’s tenure, the market capitalization of NRP increased from $10 million to almost $400 million.

Since 1997, Tom Bijou has been CEO of BHM Associates, Inc. whose activities include mentoring and funding Technology companies. In connection with these BHM activities, Mr. Bijou served as Chairman of Knowledge Communications, Inc., an early pioneer in the distance learning marketplace and provided seed capital and arranged subsequent investment for Freestone Systems/LightSpeed, a Video Storage and Transmission development and IP licensing company. Both companies were sold with substantial returns to investors.

Mr. Lamb is a long time investor in Nano-Proprietary, Inc. and is currently President of Columbia Power Technologies, an early stage technology company that is commercializing a new generation of clean renewable energy systems utilizing ocean waves. Before joining Columbia Power, he was President of InteLex Corporation, a publisher of online databases used for academic research. Prior to InteLex, Mr. Lamb spent ten years with GE Medical systems in various capital medical equipment sales and sales management positions, including three years in Hong Kong, where he was responsible for CAT Scanner sales in ten countries including China, India, Korea, and the ASEAN countries.

“We are fortunate that an individual with Tom’s background and success in technology and venture capital became available to lead us to the next level of our development,” said Marc Eller, Chairman of Nano-Proprietary, Inc. “We are also pleased to add two such qualified individuals to our Board of Directors.”

“I have had the privilege to be associated with many successful companies over the course of my career,” said Tom Bijou, “but only in Nano-Proprietary have I seen such depth in basic research capability along with substantial progress in protecting and marketing it’s IP. Building value for Shareholders through developing and licensing IP is never a short term or inexpensive task. However Nano-Proprietary is far down the path and well positioned as actual market applications of its IP develop.”

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties concerning Nano-Proprietary’s business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in Nano-Proprietary’s annual report on Form 10-K for the fiscal year ended December 31, 2005, and in reports subsequently filed by Nano-Proprietary with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from Nano-Proprietary’s web site listed below. Nano-Proprietary hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

About Nano-Proprietary, Inc.
Nano-Proprietary, Inc. is a holding company consisting of two wholly-owned operating subsidiaries. Applied Nanotech Inc. is a premier research and commercialization organization dedicated to developing applications for nanotechnology with an extremely strong position in the fields of electron emission applications from carbon film/nanotubes, sensors, functionalized nanomaterials, and nanoelectronics. Electronic Billboard Technology, Inc. (EBT) has a financial interest in technology related to electronic digitized sign technology. Nano-Proprietary’s website is www.nano-proprietary.com.

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